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                                                                    EXHIBIT 99.1

Contact: Bob Marlowe
         Chief Financial Officer
         (615) 264-8000

                     SHOLODGE, INC. COMPLETES EXCHANGE OFFER
                        AND RELATED CONSENT SOLICITATION

Hendersonville, Tenn (July 2, 2003) - ShoLodge, Inc. (NASDAQ: LODG), announced today that it has successfully completed its offer to exchange 10.15% Senior Subordinated Notes, Series A-1, due November 2006 for a portion of its outstanding 9.75% Senior Subordinated Notes, Series A, due November 2006 and to exchange 9.95% Senior Subordinated Notes, Series B-1, due September 2007 for a portion of its outstanding 9.55% Senior Subordinated Notes, Series B, due September 2007, and its related consent solicitation amending the indenture under which both the old notes and the new notes are issued. The company received tenders for more than the required 51% of both series of old notes, in the aggregate. A total of approximately 51.01% of the Series A and Series B Notes, as a group, were accepted by the company, based on a first come, first served basis.

As a result of the exchange offer and consent solicitation, the indenture governing the Series A Note, the Series A-1 Notes, the Series B Notes and the Series B-1 Notes has been amended to eliminate the annual "put" right of note holders, eliminate the required redemption upon death of a note holder, and revise certain restricted payment and net worth covenants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

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